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Swift Energy Announces Marc Rowland as Chairman of the Board

Houston, TX – September 27, 2016 – Swift Energy Company announced today the appointment of Marcus C. Rowland, 64, as Chairman of the Board, effective September 26, 2016. The Chairman role was previously filled on an interim basis by another member of the Board since the Company’s emergence from its Chapter 11 restructuring on April 22, 2016. Mr. Rowland will serve as a Class III Board member with a term expiring at the annual meeting of shareholders in 2019.

Michael Duginski, Chairman of Swift Energy’s Nominating and Strategy Committee, commented, “We are excited to have Marc as Chairman of the Board. He brings a wealth of relevant industry and operating experience to the company, highlighted by his current leadership role as founder and Senior Managing Director of IOG Capital and as the former Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation, among other notable accomplishments throughout his distinguished career. His industry insights and leadership will be invaluable as we move the Company forward.”

Marc Rowland added, “I am honored by the opportunity to serve as Swift Energy’s Chairman. This is an exciting time in the industry and Swift Energy is uniquely positioned to take advantage of the many opportunities in this market. The Company has solid fundamentals, strong growth potential, and most of all, great people. I look forward to working with the Board and all members of the Swift Energy team as we look to execute on our strategic goals and deliver superior value to our shareholders.”

About Marc Rowland
Marc Rowland is a seasoned oil and gas corporate executive, director, and investment manager with over 40 years of experience in all aspects of upstream and midstream business segments. Mr. Rowland is the Founder and Senior Managing Director of IOG Capital, LP where he leads the company’s investment team. Marc is the former Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation. He serves as a director on the boards of a number of public and private companies. He is a 1975 alumnus of Wichita State University.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.